EXHIBIT 99.1


                           TELEWEST COMMUNICATIONS PLC
                            ("TELEWEST" OR "COMPANY")
                                  BOARD CHANGES

Telewest announces the following Board changes which took effect today:

o Anthony Illsley has been formally appointed as Chief Executive Officer and an Executive Director of Telewest.

o      Victoria Hull has been appointed as an Executive Director of the Company.

o      Tony Rice has been appointed as a non-executive Director of the Company.

o Miranda Curtis has been appointed as a non-executive Director of the Company representing Tele-Communications International, Inc ("TINTA"), in place of David Evans, who has resigned.

Mr. Illsley has today acquired 55,495 Telewest shares at a price of 136.25p per share. In addition, he has today been granted options under the Telewest Executive (No.1) Share Option Scheme over 22,388 Telewest shares and under the Telewest Executive (No.2) Share Option Scheme over 1,306,273 shares; he has also been awarded options under the Telewest Long Term Incentive Plan over 326,323 Telewest shares. These options are exercisable at prices of between 134p and 137.9p per share.

As a result of these Board changes, Telewest qualifies as a "foreign private issuer" under the US securities laws. In the future, Telewest intends to comply with the periodic reporting and other requirements applicable to a foreign private issuer rather than to continue to be treated as a domestic US issuer. However, Telewest intends to continue to publish audited annual and unaudited quarterly financial statements prepared under both UK GAAP and US GAAP.


                                                             30 September 1998

Notes to Editors:

Mr. Illsley has been with PepsiCo, Inc. since 1984 and has been President of Walkers Snack Foods Limited since 1995. Walkers Snack Foods is one of PepsiCo's leading business units with a turnover of more than (pound)500 million and employing approximately 4,000 people. Mr Illsley was previously President of Pepsi-Cola Asia Pacific and spent 5 years as Pepsi-Cola's President in Japan, restructuring the company's operations in this market and improving the company's market share and profitability.

Ms. Hull has served as General Counsel and Company Secretary of Telewest since July 1994. Prior to joining Telewest she was a solicitor in the corporate department of Clifford Chance, where she qualified in 1987.

Mr. Rice has served as a non-executive director of General Cable PLC since October 1997. He has recently been appointed Group Managing Director - Commercial Aircraft at British Aerospace Plc ("BAe"), responsible for all of the commercial aircraft activities of BAe, encompassing the Airbus, Avro and Jetstream and Asset Management businesses. He is also a member of the BAe Group Executive.

Ms. Curtis has been Executive Vice President of TINTA since September 1996 and is responsible for overseeing TINTA's investments in cable networks, telephony and programming in Japan, the UK and Continental Europe. Before joining TINTA in 1992, Ms Curtis worked for several years in the UK cable industry. Ms. Curtis is also a non-executive director of Flextech plc.

For the time being, MJC Villaneau has elected not to be appointed to the Board of Telewest.

Ends

30 September 1998